AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

                                 by and between

                           VIDA MEDICAL SYSTEMS, INC.,

                              a Nevada corporation,

                                       and

                             OASIS OIL CORPORATION,

                              a Nevada corporation

                                   Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         This is an Agreement and Plan of Reorganization by and between, on the one hand, Vida Medical Systems, Inc., a Nevada corporation with its principal office at 350 Cambridge Avenue, Suite 150, Palo Alto, California 94305, ("Vida"), and, on the other hand, Oasis Oil Corporation, a Nevada corporation with its principal office at 1800 St. James Place, Suite 101, Houston, Texas 77056, ("Oasis"), and with all the shareholders of Oasis as specified on the signature page hereto ("Shareholders"), to provide for the purchase of all of the outstanding stock of Oasis by Vida in exchange for capital stock to be issued by Vida, and for the reorganization of Oasis and Vida in a tax-free plan of reorganization pursuant to Section 368 of the Internal Revenue Code.

RECITALS

         A. Vida is a publicly held Nevada corporation which has no current business activi ties. Vida currently has about $2,000 as its only asset, which will be consumed in the immedi ate future. Vida has no known liabilities. Prior to the acquisition of the shares of Oasis by Vida, Vida will have outstanding 15,846,545 shares of its common stock held by approximately 4,000 shareholders. Vida has outstanding no other capital stock, warrants, or other similar rights or securities.

         B. Oasis is a privately held Nevada corporation which is engaged in crude oil gathering and marketing operations in South Texas.

         C. The Shareholders are the holders of all of the issued and outstanding capital stock of Oasis. The Shareholders wish to acquire a shareholding interest in Vida and carry out the business of Oasis through the corporate form of Vida.

         D. Vida wishes to acquire all of the issued and outstanding capital stock of Oasis, merge with Oasis, and then carry out the business of Oasis in the name of Oasis, subject to the shareholding interest of the Shareholders.

         E. Shortly after the acquisition of Oasis by Vida and the merger of Oasis into Vida, in order to raise additional capital for working capital, Vida intends to make an offering of shares of its common stock in compliance with all applicable securities laws, rules, and regulations.

         F. In order to carry out their wishes, the parties hereto have jointly negotiated and prepared this Agreement.

         NOW THEREFORE, Vida and Oasis and the Shareholders agree as follows:
TERMS OF AGREEMENT AND PLAN OF REORGANIZATION

         1. The following Plan of Reorganization is hereby approved and adopted by and

                                   Exhibit 2.1
between all the parties hereto.

                  A. Vida shall acquire all of the issued and outstanding capital stock of Oasis as set forth herein (the "Acquisition Transaction"). Prior to the Acquisition Transaction, (i) Vida will have outstanding 15,846,545 shares of its common stock, and (ii) said shares shall undergo a reverse stock split of 13.2054541 shares into one share which shall result in Vida then having outstanding 1,200,000 shares of its common stock. After such reverse stock split, Vida shall acquire all of the issued and outstanding capital stock of Oasis in a stock-for-stock tax-free transaction as provided by Section 368 of the Internal Revenue Code. After the Acquisition Transaction, Vida shall merge with Oasis and Vida shall be the surviving corporation. (The after-acquisition surviving corporation shall hereinafter be referred to as "Vida/Oasis.") Vida shall change its name to Oasis and conduct the business of Oasis as an oil gathering and marketing company.

         B. Ten Million (10,000,000) shares of common stock of Vida/Oasis (the "Allocated Shares") are allocated for issuance by Vida/Oasis as set forth below.

         C. Before the Acquisition Transaction and after the aforesaid reverse stock split, Vida shareholders as a group are to own a total of 1,200,000 of the Allocated Shares.

         D. As a result of the Acquisition Transaction, of the issued and outstanding capital stock of Oasis shall be exchanged for 4,800,000 shares of Vida common stock. After the Acquisition Transaction, Oasis shareholders will then own 4,800,000 shares out of a total of 6,000,000 shares of then outstanding Vida common stock, or 80% thereof.

         E. After the Acquisition Transaction, the Board of Directors of Vida/Oasis shall be expanded from three members to seven members, the existing directors of Vida, except James Hagan, shall resign as such, and Mr. Hagan shall appoint as directors of Vida/Oasis six persons nominated by the Shareholders. After the Acquisition Transaction, the Board of Directors of Oasis shall be reformed or retained as specified by the Board of Directors of Vida/Oasis. After the Acquisition Transaction, at such time as is specified by the Boards of Directors of Oasis and Vida/Oasis, Oasis shall be merged into Vida/Oasis, and the name of Vida/Oasis shall be changed to Oasis Oil Corporation.

         F. After the Board of Directors of Vida/Oasis is reformed as set forth above, said Board shall elect new officers of Vida/Oasis who shall carry out and implement the business of the corporation.

         G. After the Acquisition Transaction as soon as is feasible, in one or more offerings, public or private, in compliance with all applicable securities laws, rules, and regulations, Vida/Oasis shall sell and issue up to 4,000,000 shares of common stock to obtain new equity capital for use as working capital for Vida/Oasis. After this has been accomplished, former shareholders of Vida shall as a group own in the aggregate 1,200,000 shares of Vida/Oasis common stock, or 12% of the Allocated Shares, former shareholders of Oasis as a group shall

                                   Exhibit 2.1
own in the aggregate 4,800,000 shares of Vida/Oasis common stock, or 48% of the Allocated Shares, and new shareholders as a group shall own in the aggregate about 4,000,000 shares of Vida/Oasis common stock, or 40% of the Allocated Shares.

         H. After the first public offering of common stock by Vida/Oasis, the shares of Vida/Oasis will be traded in the NASDAQ small-cap trading system.

         I. After the Acquisition Transaction, it is expected that the operations of Vida/Oasis will generate a net profit before taxes of about 2% of revenue.

         2. Pursuant to the aforesaid Plan of Reorganization, the parties agree to the following:

         A. VIDA REVERSE STOCK SPLIT. Prior to Closing (as defined below), Vida shall have outstanding 15,846,545 shares of its common stock as to which Vida shall approve and implement a reverse stock split pursuant to which 13.2054541 shares shall become one share. In implementing said reverse stock split, the number of new Vida shares to be issued to existing shareholders of Vida shall be rounded off to the nearest whole share of common stock, but not less than one share of common stock. As a result of this reverse stock split, Vida shall not issue any fractional shares of its common stock. At the conclusion of this reverse stock split, Vida shall have outstanding one million two hundred thousand shares of its common stock.

         B. PURCHASE OF OASIS CAPITAL STOCK. After the aforesaid reverse stock split, at Closing Vida shall purchase from the Shareholders, and the Shareholders shall sell and deliver to Vida, all of the issued and outstanding capital stock of Oasis in exchange for the issuance by Vida to the Shareholders, in a transaction not involving any public offering as set forth in Exhibit D, 4,800,000 shares Vida's common stock which shall be upon issuance fully paid and nonassessable. Said issuance of common stock by Vida shall comply with all applicable state and federal securities laws, rules, and regulations. This exchange of stock is the Acquisition Transaction as defined above. At the time of Closing of the Acquisition Transaction, Vida will not have any assets whatsoever except its corporate books and records, and Vida will have no liabilities. As a part of the Acquisition Transaction, each of the Share holders shall execute and deliver to Vida the Investment Letter which is attached hereto as Exhibit C.

         C. BOARD OF DIRECTORS, CHANGE OF NAME, MERGER. After the Acquisition Transaction, the Board of Directors of Vida/Oasis shall be expanded to seven members of whom six shall have been appointed on the basis of nomination by the Shareholders. The Board of Directors shall then elect the officers of Vida/Oasis who shall operate the business of Oasis as an oil gathering and marketing company by and through the corporate form of Vida/Oasis, and the Board of Directors of Vida/Oasis and the Shareholders shall take such action as may be necessary or appropriate to change the name of Vida to Oasis Oil Corporation. After the Acquisition Transaction within the discretion of the Board of Directors, Oasis shall be merged into Vida, and Vida shall be the surviving corporation.

                                   Exhibit 2.1

         D. SALE OF ADDITIONAL CAPITAL STOCK. After the Acquisition Transaction, as and when determined by the Board of Directors of Vida/Oasis and in one or more private or public offerings made in compliance with all applicable state and federal securities laws, rules, and regulations, Vida/Oasis shall offer, sell, and issue up to an additional 4,000,000 shares of its common stock in order to raise additional equity capital.

         E. NASDAQ TRADING. After the first public offering of its common stock by Vida/Oasis, Vida/Oasis shall take such action as may be necessary or appropriate in order to have its common stock traded on the NASDAQ small-cap trading system.

         3. VIDA SHAREHOLDERS MEETING. In order to accomplish the provisions of this Agreement, it may be required that Vida hold a special meeting of its shareholders or that Vida communicate with its shareholders. Vida has no funds with which to do so. Accordingly, Oasis agrees to advance and pay for any and all reasonable costs and expenses for such a meeting or for such communication, including any and all reasonably necessary legal, accounting, printing, and mailing costs and fees, not to exceed without the consent of Oasis the sum of $10,000.00.

         4. REPRESENTATIONS OF VIDA. Vida represents and warrants that, to the best infor mation, knowledge, and belief of Vida, as of Closing:

         A. Vida will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

         B. Vida will have the full corporate power and authority to enter into and implement this Agreement.

         C. Vida will have taken all corporate action as may be necessary or appropriate to authorize this Agreement, the execution and delivery hereof, and the consummation hereof. Vida will have made no other valid and existing agreement with any other party with respect to a merger or acquisition or with respect to the future issuance of any stock, warrants, or other similar rights. The execution and delivery of this Agreement and the consummation hereof will not conflict with, result in the breach of, or cause the acceleration of or default by Vida under any provision of Vida's Articles of Incorporation or Bylaws, or any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree, or any other restriction to which Vida is a party or by which Vida is subject or bound.

         D. The Annual Report Form 10-K which is attached hereto as Exhibit A truly and accu rately reflects the present financial position of Vida through December 31, 1995.

         E. Except as set forth in Exhibit A, Vida holds good, marketable, and indefeasible title to its assets free and clear of any and all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims, or imper fections of title so that, after consummation hereof, Vida/Oasis shall own said assets free and clear of all claims or liens of other parties.

                                   Exhibit 2.1

         F. Vida has filed all tax returns which have become due and paid all taxes which have become due.

         G. There is no litigation, judgment, judicial lien, proceeding, suit, action, controversy, or claim (including proceedings by or before any governmental board or agency) existing, pending or threatened against Vida.

         H. In raising capital and in all securities transactions, Vida has fully complied with all applicable state and federal securities laws, rules, and regulations. Vida has outstanding no warrants, stock options, stock purchase rights, preemptive rights, or other similar rights, agreements, or securities.

         I. Vida has filed in paper form all required securities reports with the SEC.

     5.  REPRESENTATIONS OF OASIS AND SHAREHOLDERS. Oasis and the
Shareholders represent and warrant that, to the best information, knowledge, and belief of Oasis and the Shareholders, as of Closing:

         A. Oasis will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

         B. Oasis and the Shareholders will have the full power and authority to enter into this Agreement.

         C. Oasis and the Shareholders will have taken all corporate or personal action as may be necessary or appropriate to authorize this Agreement, the execution and delivery hereof, and the consummation hereof. Oasis and the Shareholders will have made no other valid and existing agreement with any other party with respect to any merger or acquisition. The execution and delivery of this Agreement and the consummation hereof will not conflict with, result in the breach of, or cause the acceleration of or default by Oasis under any provision of Oasis' Articles of Incorporation or Bylaws, or any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree, or any other restriction to which Shareholders or Oasis is or are a party or by which Shareholders or Oasis is or are bound.

         D. The financial statements, including any notes and schedules thereto, which are attached hereto as Exhibit B truly and accurately reflect the financial position of Oasis as of the date thereof.

         E. Except as set forth in Exhibit B, Oasis holds good, marketable, and indefeasible title to its assets free and clear of any and all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims, or imper fections of title so that, after consummation hereof, Vida/Oasis shall own said assets free and clear of all claims or liens of other parties.

         F. There is no litigation, judgment, judicial lien, proceeding, suit, action, controversy

                                   Exhibit 2.1
or claim (including proceedings by or before any government board or agency) existing, pending or threatened against Oasis or the assets thereof.

         G. Oasis has filed all tax returns which have become due and has paid all taxes which have become due.

         H. In raising capital and in all securities transactions, Oasis has fully complied with all applicable state and federal securities laws, rules, and regulations. Oasis has outstanding no warrants, stock options, stock purchase rights, preemptive rights, or other similar rights, agreements, or securities.

          I. Between the date of the execution hereof and the Effective Date hereof, Oasis shall conduct its business only in the ordinary course and Oasis shall not sell or dispose of any of it assets except in the ordinary course of business.

         6. EFFECTIVE DATE AND TERMINATION DATE. This Agreement is and shall be effective on and as of 12:01 A.M. on October 1, 1996. If this agreement is not consummated by Midnight on January 2, 1997, then this Agreement shall be and become at that date and time terminated and shall be thereafter null and void.

         7. CLOSING. The consummation of this Agreement ("Closing") shall take place at a date, time and place as Vida and Oasis and the Shareholders may mutually agree, but shall occur not later than January 2, 1997. At Closing:

        A. Vida shall deliver to the Shareholders certificates for 4,800,000 shares of Vida's common stock as set forth in Exhibit D, which shares shall be fully paid and nonassessable.

         B. The Shareholders shall deliver to Vida the executed Investment Letters as set forth in Exhibit C and certificates for all of the outstanding capital stock of Oasis duly endorsed for transfer.

         C. The parties shall cooperate to expand the Board of Directors as set forth above.

         8. CONDITIONS TO CLOSING BY VIDA. At Closing, the obligation of Vida to con summate this Agreement shall be subject to the satisfaction of the following conditions prece dent:

         A. All the recitals herein and all the representations and warranties of Oasis and Share holders contained herein shall be and remain at Closing true and correct and Oasis and Share holders shall deliver to Vida a certificate so stating.

         B. The business and assets of Oasis shall be in substantially the same condition at Clos ing as they are as of the date of execution hereof and Oasis and Shareholders shall deliver to Vida a certificate so stating.

         C. Shareholders shall tender to Vida (i) the Investment Letter set forth in Exhibit C

                                   Exhibit 2.1
signed by each of the Shareholders, and (ii) stock certificates representing all of the issued and outstanding capital stock of Oasis duly endorsed for transfer.

         9. CONDITIONS TO CLOSING BY OASIS. At Closing, the obligation of Oasis and the Shareholders to consummate this Agreement shall be subject to the satisfaction of the following conditions precedent:

         A. All the recitals representations and warranties of Vida herein contained shall be and remain at Closing true and correct and Vida shall deliver to Oasis a certificate so stating.

         B. At Closing, Vida shall have no assets, except its corporate books and records, and no liabilities, and Vida shall deliver to Oasis a certificate so stating.

         C. Vida shall tender to the Shareholders (i) an officer's certificate reflecting the aforesaid reverse stock split and the number of shares of Vida's common stock then out standing, and (ii) stock certificates to the persons and in the amounts as listed on Exhibit D representing an aggregate total of 4,800,000 shares of the fully paid and non-assessable common stock of Vida.

         10. AFTER CLOSING ACTION. After Closing, the Board of Directors shall meet and elect new officers of Vida/Oasis, and shall take such action as may be necessary or appropriate in the circumstances to carry out and implement this Agreement and the business and affairs of Vida/Oasis.

     11. SALES, USE OR OTHER TAXES, FEES, OR COSTS. In the event that any sales or use tax, transfer tax or fee, or any other tax or fee (except income tax) shall be due to any governmental authority by reason of the consummation hereof, then any and all of any such taxes or fees shall be paid by Vida/Oasis. Any income tax which may become due as a result of the consummation hereof shall be paid by the party who is required to recognize the income.

     12.      GENERAL PROVISIONS

         A. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. Each party hereto acknowledges that he, she, or it has not relied on any representations or promises except as set forth herein. Any and all prior negotiations, discussions, agreements, understandings, whether written or oral, are merged into and are superseded and displaced by this Agreement.

         B. This Agreement may be modified, supplemented or amended at any time before Closing or Termination, but only by a subsequent written document executed by all the parties hereto.

         C. No waiver shall be made of any provision in this Agreement except by a document in writing signed by the party to be charged with such waiver. The written waiver by any party hereto of any provision of this Agreement or of any breach of any provision hereof shall not

                                   Exhibit 2.1
operate as, nor be construed as, a waiver of any other provision hereof or of any other breach of any provision hereof.

         D. This Agreement shall be binding upon and inure to the benefit of the respective suc cessors and assigns of each party hereto, provided, however, no party may assign this Agreement or any provision hereof without the prior written consent of the other parties hereto, and any such attempted assignment without the consent of the other parties shall be void.

         E. This Agreement is made and entered into in the State of Nevada pursuant to the laws of the State of Nevada and is performed in the State of Nevada, and this Agreement shall be governed in all respects by and construed under the laws of the State of Nevada, provided, however, because the parties have jointly negotiated and prepared this Agreement, in any construction or interpretation of this Agreement there shall be no presumption for or against any party and no construction of any ambiguity or uncertainty for or against any party, and in the interpretation hereof a court shall endeavor to determine the intention of the parties at the time of the execution hereof and construe and interpret this Agreement in accordance with those intentions. All rights and remedies under this Agreement are cumulative and shall be in addition to any and all other rights and remedies as may be provided by law.

         F. If any part or provision of this Agreement is ever held by a final order or judgment of a court of competent jurisdiction to be invalid or unenforceable, then that particular part or provision shall be stricken herefrom and the remaining provisions hereof shall continue to be in full force and effect.

         G. Shareholders and Oasis and Vida represent each to the other that this Agreement was brought about without the aid or assistance of any broker or finder and that no one is entitled to any commission, fee or payment of any kind relating to this Agreement or the transaction contemplated hereby. If any such fee, commission or compensation is or ever becomes due or payable in any form to any party as a result of this Agreement or the Transaction, then such fee, commission or compensation shall be paid exclusively by the party whose conduct gave rise to any such fee, commission or compensation.

         H. Except as otherwise stated herein, any and all expenses incurred in the negotiation, preparation, authorization, and/or consummation of this Agreement, including without limitation all fees and expenses of agents, representatives, attorneys, or accountants, whether or not this Agreement is ever consummated, shall be borne solely by the party which shall have incurred the same, and other parties shall have no liability with respect thereto.

          I. All representations, warranties and agreements contained in this Agreement shall survive the execution and delivery and Closing of this Agreement until performed or satisfied.

          J. The headings of the paragraphs of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Throughout this Agreement, where appropriate, the masculine gender shall include the feminine and the neuter and the plural num ber shall include the singular, and vice versa.

                                   Exhibit 2.1

         K. After Closing, each of the parties hereto shall cooperate with the other parties in all reasonable ways to implement and carry out the intent of this Agreement. Each party hereto does hereby agree to prepare, sign, deliver, file, and prosecute any additional documents, pleadings, reports, or other instruments as may be necessary or appropriate to carry out and implement this Agreement.

         L. This Agreement may be executed in counterparts and all fully executed copies shall be considered to be duplicate originals equally admissible into evidence.

         M. The Exhibits attached hereto are integral and substantive parts hereof.

         N.   Time is of the essence in the performance of this Agreement.

SIGNATURES

     IN WITNESS OF THE FOREGOING, the undersigned have executed this Agreement on and as of the dates set forth below:

Dated: _____________________                Dated: ______________________

VIDA MEDICAL SYSTEMS, INC.                  OASIS OIL COMPANY

By: ________________________           By: ________________________
           President                             President

                                   Exhibit 2.1

                           SIGNATURES OF SHAREHOLDERS

                                 Signature              No.of Oasis Shares

Dated:___________        ___________________________       _____________

Dated:___________        ___________________________       _____________

Dated:___________        ___________________________       _____________

Dated:___________        ___________________________       _____________

Dated:___________        ___________________________       _____________

Dated:___________        ___________________________       _____________

Dated:___________        ___________________________       _____________

                                   Exhibit 2.1

EXHIBITS


        EXHIBIT A:                       10-K REPORT OF VIDA

        EXHIBIT B:                       FINANCIAL STATEMENTS OF OASIS

        EXHIBIT C:                       INVESTMENT LETTER FOR SHAREHOLDERS

        EXHIBIT D:                       SHARES TO BE ISSUED BY VIDA
                                         TO SHAREHOLDERS

STATE OF TEXAS                 )
                  ) SS
COUNTY OF HARRIS               )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared
C. A. Beane, President of Oasis Oil Corporation, known personally to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Oasis Oil Corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

DATED:________________________   ___________________________________________
                   Notary Public in and for the State of Texas

STATE OF TEXAS                 )
                               ) SS
COUNTY OF HARRIS               )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Susan L. Penticoff, Assistant Secretary of Oasis Oil Corporation, known personally to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Oasis Oil Corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.


DATED:________________________   ___________________________________________
                   Notary Public in and for the State of Texas

                                   Exhibit 2.1